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                                                                     EXHIBIT 2.1


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                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                             COLORADO MEDTECH, INC.,

                               CIVCO HOLDING, INC.

                                       AND

                               CMT MERGERCO, INC.




                           DATED AS OF MARCH 12, 2003



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




                                TABLE OF CONTENTS


                                                                                                                Page
ARTICLE I  THE MERGER.............................................................................................1

        1.01      MERGER..........................................................................................1
        1.02      EFFECTIVE TIME OF THE MERGER....................................................................1
        1.03      ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION..............................2
        1.04      BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION....................................2
        1.05      CONVERSION OF SHARES............................................................................2
        1.06      DISSENTERS' RIGHTS..............................................................................3
        1.07      STOCK OPTIONS...................................................................................4
        1.08      PAYMENT FOR SHARES..............................................................................4
        1.09      NO FURTHER RIGHTS OR TRANSFERS..................................................................6

ARTICLE II  CLOSING...............................................................................................6

        2.01      GENERALLY.......................................................................................6
        2.02      DELIVERIES AT THE CLOSING.......................................................................6

ARTICLE III  REPRESENTATIONS AND WARRANTIES.......................................................................6

        3.01      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................6
        3.02      REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUBSIDIARY...................................22

ARTICLE IV  CONDUCT AND TRANSACTIONS BEFORE THE EFFECTIVE TIME...................................................24

        4.01      OPERATION OF BUSINESS OF THE COMPANY UNTIL EFFECTIVE TIME......................................24
        4.02      SHAREHOLDERS' MEETING; PROXY MATERIAL..........................................................26
        4.03      NO SHOPPING....................................................................................27
        4.04      ACCESS TO INFORMATION..........................................................................27
        4.05      AMENDMENT OF THE COMPANY'S EMPLOYEE PLANS......................................................28
        4.06      HSR ACT........................................................................................28
        4.07      CERTAIN RESIGNATIONS...........................................................................28
        4.08      CONFIDENTIALITY AGREEMENT......................................................................28
        4.09      OPTIONS........................................................................................28
        4.10      RIGHTS AGREEMENT ..............................................................................28
        4.11      INSURANCE .....................................................................................28
        4.12      OTHER ACTIONS .................................................................................29
        4.13      REASONABLE BEST EFFORTS; NOTIFICATION .........................................................29
        4.14      SEC REPORTS; FINANCIAL STATEMENTS..............................................................30

ARTICLE V  CONDITIONS PRECEDENT..................................................................................30

        5.01      CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYER SUBSIDIARY....................................30



                                       i

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
        5.02      CONDITIONS TO THE OBLIGATIONS OF THE COMPANY...................................................32

ARTICLE VI  CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME....................................................33

        6.01      EMPLOYEE MATTERS...............................................................................33
        6.02      INDEMNIFICATION OF COMPANY DIRECTORS, OFFICERS AND EMPLOYEES...................................33
        6.03      DIRECTORS AND OFFICERS LIABILITY INSURANCE.....................................................34

ARTICLE VII  TERMINATION AND ABANDONMENT.........................................................................34

        7.01      GENERALLY......................................................................................34
        7.02      PROCEDURE AND EFFECT OF TERMINATION AND ABANDONMENT............................................35

ARTICLE VIII  MISCELLANEOUS PROVISIONS...........................................................................35

        8.01      TERMINATION OF REPRESENTATIONS AND WARRANTIES..................................................35
        8.02      AMENDMENT AND MODIFICATION.....................................................................35
        8.03      WAIVER OF COMPLIANCE; CONSENTS.................................................................35
        8.04      EXPENSES AND TERMINATION FEE...................................................................36
        8.05      INDEMNIFICATION ...............................................................................37
        8.06      PRESS RELEASES AND PUBLIC ANNOUNCEMENTS........................................................38
        8.07      ADDITIONAL AGREEMENTS..........................................................................38
        8.08      NOTICES........................................................................................38
        8.09      ASSIGNMENT.....................................................................................39
        8.10      INTERPRETATION.................................................................................39
        8.11      GOVERNING LAW..................................................................................40
        8.12      COUNTERPARTS...................................................................................40
        8.13      HEADINGS; INTERNAL REFERENCES..................................................................40
        8.14      ENTIRE AGREEMENT...............................................................................40
        8.15      SEVERABILITY...................................................................................40
        8.16      DISCLOSURE SCHEDULE............................................................................40

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger is entered into on March 12, 2003, by and among Colorado MEDtech, Inc., a Colorado corporation (the "COMPANY"), CIVCO Holding, Inc., a Delaware corporation ("BUYER"), and CMT Mergerco, Inc., a Colorado corporation and a wholly owned subsidiary of Buyer ("BUYER SUBSIDIARY" and, together with the Company, sometimes referred to as the "CONSTITUENT CORPORATION").

                                    RECITALS

         Buyer desires to acquire the Company by effecting a merger (the "MERGER") of Buyer Subsidiary with and into the Company under the terms hereof, whereby each Company shareholder ("COMPANY SHAREHOLDER") will receive cash for all of the outstanding shares of capital stock of the Company owned by such shareholder.

         The Board of Directors of each of the Constituent Corporations deems the Merger desirable and in the best interests of the shareholders of the respective Constituent Corporations.

                                    AGREEMENT

         Now, therefore, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements herein contained, the parties hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.01 MERGER. At the Effective Time (as defined in Section 1.02), and in accordance with the terms of this Agreement and the Colorado Business Corporation Act (the "COLORADO ACT"), Buyer Subsidiary shall be merged with and into the Company, the separate corporate existence of Buyer Subsidiary shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION"). At the Effective Time, the Merger shall have the other effects provided in the applicable provisions of the Colorado Act.

         1.02 EFFECTIVE TIME OF THE MERGER. Subject to, and promptly following (but not more than one business day after (unless the Company and Buyer shall otherwise mutually agree)), the receipt of the vote of the shareholders of the Company approving this Agreement and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in Article V of this Agreement, the Company and Buyer Subsidiary shall execute in the manner required by the Colorado Act and deliver for filing to the Secretary of State of the State of Colorado articles of merger with respect to the Merger ("ARTICLES OF MERGER"). The Merger shall become effective upon the filing of the Articles of Merger with the Colorado Secretary of State in accordance with Section 7-111-105 of the Colorado Act. The term "EFFECTIVE TIME" means the date and time when the Merger becomes effective.

         1.03 ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION. The Articles of Incorporation of Buyer Subsidiary in effect immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with the laws of the State of Colorado and such Articles of Incorporation. The By-Laws of Buyer Subsidiary in effect immediately before the Effective Time shall be the By-Laws of the Surviving Corporation, until further amended in accordance with the laws of the State of Colorado, the Articles of Incorporation of the Surviving Corporation, and such By-Laws.

         1.04 BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Buyer Subsidiary immediately before the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or By-Laws of the Surviving Corporation. The officers of Buyer Subsidiary immediately before the Effective Time shall be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the By-Laws of the Surviving Corporation.

         1.05 CONVERSION OF SHARES. The manner and basis of converting or canceling the shares of stock of each of the Constituent Corporations shall be as follows:

                  (a) The aggregate purchase price ("PURCHASE PRICE") to be paid by Buyer as consideration for consummation of the Merger shall equal
         (i) $62,500,000, plus (ii) an amount equal to the cash on hand at the Company and at CIVCO (as defined in Section 3.01(a)) as of the Effective Time, less (iii) the "Agreed Liabilities" (as defined in (b) below).

                  (b) As used in this Section 1.05, "Agreed Liabilities" means the aggregate of (i) all existing obligations and contingent obligations of the Company and CIVCO as of the Effective Time other than liabilities incurred in the ordinary course of CIVCO's business under the following five (5) categories: accounts payable, accrued expenses, accrued warranty, accrued salaries and wages (including obligations of CIVCO under the "CIVCO Incentive Compensation Program FY 2003") and any payments due under that certain Stock Purchase Agreement dated February 7, 2002 by and among CIVCO Medical Instruments, Co., Inc., the Company, Winston E. Barzell and Willet F. Whitmore III, and
         (ii) the amount by which the working capital balance of CIVCO (defined for purposes of this Section 1.05(b) as accounts receivable (net), plus inventory and prepaid expenses (other), less accounts payable, accrued expenses, accrued warranty and accrued salaries and wages) as of the Effective Time is less than $4,200,000.

                  (c) The Company and Buyer agree that they shall jointly determine the amount of cash on hand for purposes of Section 1.05(a) and the aggregate Agreed Liabilities no later than one business day prior to the Effective Time. The methodology for calculating the Agreed Liabilities shall be substantially the same as used for calculating the pro forma balance sheet of the Company acknowledged by each of the Company and Buyer and delivered by the Company and Buyer to each other as of the date hereof, which



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         acknowledgments reference this Section 5.01(c), it being understood that such pro forma balance sheet is for providing an example of such methodology only and does not include all liabilities, including contingent liabilities, that may be included in the Agreed Liabilities as of the Effective Time. If the Company and Buyer are unable to agree prior to the day of the Effective Time on the Agreed Liabilities that would be required to be accrued as of the Effective Time in accordance with generally accepted accounting principles ("GAAP Agreed Liabilities"), the Company and Buyer agree that (i) the Effective Time shall be delayed for a period of ten (10) business days; (ii) the Company and Buyer shall engage KPMG LLP to determine the GAAP Agreed Liabilities. In such event, the Company and Buyer shall require KPMG LLP to finally determine the GAAP Agreed Liabilities within the foregoing ten-business day period, which determination shall be final and binding on the parties hereto for all purposes of this Agreement.

                  (d) At the Effective Time, each share of Common Stock of the Company, no par value per share ("COMPANY COMMON STOCK"), issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined below) and (ii) shares of Company Common Stock held of record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company immediately before the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive a per share amount in cash determined by dividing (i) the Purchase Price by (ii) the number of shares of Company Common Stock outstanding at the Effective Time (the "MERGER CONSIDERATION"), without interest.

                  (e) At the Effective Time, each share of Common Stock of Buyer Subsidiary, par value $0.01 per share, issued and outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one fully paid and nonassessable share of Common Stock of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK"), which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing shares of Common Stock of Buyer Subsidiary shall be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Stock.

                  (f) At the Effective Time, each share of Company Common Stock held of record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto.

         1.06 DISSENTERS' RIGHTS.

                  (a) Notwithstanding Section 1.05 hereof, shares of Company Common Stock issued and outstanding immediately before the Effective Time, if any, that are held of record or beneficially owned by a person who has properly exercised and preserved and perfected dissenters' rights with respect to such shares under Sections 7-113-202 and 7-113-204 of the Colorado Act and has not withdrawn or lost such rights ("DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration for such shares, but instead shall be treated in accordance with Section 7-113-206 of the Colorado Act unless and until such person effectively withdraws or loses such person's right to payment under Article 113 of the Colorado Act (through failure to preserve or protect such right or otherwise). If, after the Effective Time, any such person shall effectively withdraw or lose such right, then each such Dissenting Share held of record or beneficially owned by such person will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Merger Consideration, without interest.

                  (b) Each person holding of record or beneficially owning Dissenting Shares who becomes entitled, under the provisions of Sections 7-113-202 and 7-113-204 of the Colorado Act, to payment of the fair value of such Dissenting Shares shall receive payment therefor (plus interest determined in accordance with Section 7-113-101(5) of the Colorado Act) from the Surviving Corporation and/or from the Disbursing Agent referred to below on behalf of the Surviving Corporation under such provisions.

                  (c) The Company shall give Buyer prompt notice upon receipt by the Company at any time before the Effective Time of any notice of intent to demand the fair value of any shares of Company Common Stock under Section 7-113-202 of the Colorado Act and any withdrawal of any such notice. The Company will not, except with the prior written consent of Buyer, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time.

         1.07 STOCK OPTIONS. Immediately before the Effective Time, each holder of a then-outstanding option or warrant (collectively, the "OPTIONS" and individually, an "OPTION") to purchase shares of Company Common Stock heretofore granted under any employee stock option or compensation plan of, or other arrangement with, the Company shall be entitled (whether or not such Option is then exercisable) to receive in cancellation of such Option, a cash payment from the Company in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per-share exercise price of such Option, multiplied by the number of shares of Company Common Stock then subject to such Option (the "OPTION SETTLEMENT AMOUNT"), without interest, but subject to all required tax withholdings by the Company. All Options shall terminate as of the Effective Time.

         1.08 PAYMENT FOR SHARES.

                  (a) Immediately before the Effective Time, Buyer or Buyer Subsidiary shall deposit or cause to be deposited in immediately available funds with Key Bank (acting with Corporate Stock Transfer) as disbursing agent or any other disbursing agent having capital, surplus and undivided profits exceeding $500 million that is selected by Buyer and reasonably satisfactory to the Company (the "DISBURSING AGENT"), cash in an amount equal to the Purchase Price (such amount being referred to as the "FUND").



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

                  (b)

                          (i) At or before the Effective Time, Buyer shall
                  deliver irrevocable written instructions to the Disbursing Agent in form and in substance reasonably satisfactory to the Company to make, out of the Fund, the payments referred to in
                  Section 1.05(a) in accordance with Section 1.08(c). The Fund shall not be used for any other purpose, except as provided in this Agreement.

                          (ii) In addition, if, after the Effective Time, any
                  person holding of record or beneficially owning Dissenting Shares shall become entitled to receive payment for such Dissenting Shares under Sections 7-113-202 and 7-113-204 of the Colorado Act, Buyer shall deliver irrevocable written instructions to the Disbursing Agent to pay either to such person or to the Surviving Corporation the amount to which such person is entitled, provided that the payment from the Fund with respect to any Dissenting Share shall not exceed the Merger Consideration, and provided further that such instructions shall, if sums are to be paid to the Surviving Corporation, be accompanied by a certificate of the Surviving Corporation that any sums so paid shall be remitted by the Surviving Corporation to the shareholder or beneficial owner entitled thereto in accordance with Section 7-113-206 of the Colorado Act.

                          (iii) Any amount remaining in the Fund one year after
                  the Closing Date (as defined below) may be refunded to the Surviving Corporation, at its option; provided, however, that the Surviving Corporation shall continue to be liable for any payments required to be made thereafter under Section 1.05(a) hereof or Section 7-113-206 of the Colorado Act.

                  (c) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each holder of record (other than Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company) of a certificate or certificates that, immediately before the Effective Time, represented issued and outstanding shares of Company Common Stock (other than Dissenting Shares) a letter of transmittal for return to the Disbursing Agent, and instructions for use in effecting the surrender of such certificate or certificates and the receipt of cash for each of such holder's shares of Company Common Stock under Section 1.05(a). The Disbursing Agent, as soon as practicable following receipt of any such certificate or certificates together with a duly executed letter of transmittal and any other items specified in the letter of transmittal, shall pay by cashier's check of the Disbursing Agent to the persons entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the amount (rounded up or down to the nearest $0.01) determined by multiplying the number of shares of Company Common Stock represented by the certificate or certificates so surrendered by the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender or any such certificate or certificates.

                  (d) If any such certificate or certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such



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         certificate or certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled upon presentation of such certificate or certificates.

         1.09 NO FURTHER RIGHTS OR TRANSFERS. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately before the Effective Time shall be canceled and cease to exist, and each holder of a certificate or certificates that represented shares of Company Common Stock issued and outstanding immediately before the Effective Time shall cease to have any rights as a shareholder of the Company with respect to the shares of Company Common Stock represented by such certificate or certificates, except for the right to surrender such certificate or certificates in exchange for the payment provided under Section 1.05(a) or to preserve and perfect such holder's right to receive payment for such holder's shares under Section 7-113-206 of the Colorado Act and
Section 1.06 hereof if such holder has validly exercised and not withdrawn or lost such right, and no transfer of shares of Company Common Stock issued and outstanding immediately before the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

                                   ARTICLE II
                                     CLOSING

         2.01 GENERALLY. Subject to Articles V and VII, the closing (the "CLOSING") of the Merger shall occur on the same business day as, and promptly following, the special meeting of shareholders of the Company to be called under
Section 4.02, or at such other time as the Company and Buyer may mutually agree (the "CLOSING DATE"). The Closing shall be held at the offices of Faegre & Benson LLP in Boulder, Colorado, or at such other place as the Company and Buyer may mutually agree.

         2.02 DELIVERIES AT THE CLOSING. Subject to Articles V and VII, at the
Closing:

                  (a) there shall be delivered to Buyer, Buyer Subsidiary, and the Company the certificates and other documents and instruments the delivery of which is contemplated under Article V;

                  (b) the Company and Buyer Subsidiary shall cause the Articles of Merger to be filed as provided in Section 1.02 and shall take all other lawful actions and do all other lawful things necessary to cause the Merger to become effective; and

                  (c) subject to the right of the Surviving Corporation to receive a refund of amounts remaining in the Fund one year after the Closing Date under Section 1.08(b), Buyer or Buyer Subsidiary shall irrevocably deposit with the Disbursing Agent the amount designated as the Fund in Section 1.08(a).

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as otherwise set forth in the disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement (the "DISCLOSURE SCHEDULE") or as otherwise described in the SEC Reports (as defined below) filed before the date of this Agreement, the Company represents and warrants to Buyer and Buyer Subsidiary as follows:

                  (a) ORGANIZATION, STANDING, QUALIFICATION. The Company and each of the corporations listed in the Disclosure Schedule under the heading "Subsidiaries" (collectively, the "SUBSIDIARIES" and individually, a "SUBSIDIARY") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation (as identified in Schedule 3.01(a) of the Disclosure Schedule) and has the requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it, or the nature of its business, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified, licensed or in good standing would not have, individually or in the aggregate, a material adverse effect upon the business, operations, properties or financial condition of the Company or of CIVCO Medical Instruments Co., Inc., an Iowa corporation, and its subsidiary Barzell Whitmore Maroon Bells, Inc., a Florida corporation (together, "CIVCO") (a "MATERIAL ADVERSE EFFECT"). The copies of the Articles or Certificate of Incorporation and By-Laws or similar organizational documents of the Company and each Subsidiary provided to Buyer are complete and correct as of the date of this Agreement.

                  (b) CAPITALIZATION. The authorized capital stock of the Company consists of Twenty-Five Million (25,000,000) shares of Company Common Stock, no par value, of which, as of the date of this Agreement, 13,256,959 shares are issued and outstanding, and Five Million (5,000,000) shares of Preferred Stock, no par value, none of which, as of the date of this Agreement is issued and outstanding. All of the issued and outstanding shares of capital stock of the Company and of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and were not granted in violation of any statutory or contractual preemptive rights. There are no outstanding subscriptions, options, warrants, calls or other agreements or commitments under which the Company or any Subsidiary is or may become obligated to issue, sell, transfer or otherwise dispose of, or purchase, redeem or otherwise acquire, any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) Options to purchase up to 1,654,660 shares of Company Common Stock (as of the date of this Agreement) at the exercise prices set forth in Schedule 3.01(b) of the Disclosure Schedule, and (ii) the Rights Agreement dated as of January 14, 1999, as amended, between the Company and American Stock Transfer and Trust Inc. (the "RIGHTS AGREEMENT") under which each outstanding share of Company Common Stock has attached to it certain rights (the "RIGHTS"), including rights under certain circumstances to purchase a fraction of a share of Series A Junior Participating Preferred Stock at $55 per right, subject to adjustment. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of every class of each Subsidiary, free and clear of all liens, security interests, pledges, charges and other encumbrances.
         Schedule 3.01(b) of
         the Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture or other business association in which the Company has any direct or indirect equity ownership interest.

                  (c) AUTHORIZATION AND EXECUTION. The Company has the corporate power and corporate authority to execute and deliver this Agreement and, subject to approval by the holders of the Company Common Stock at the special meeting of shareholders referred to in Section 4.02, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly authorized by the Board of Directors of the Company, and no further corporate action of the Company, other than the approval of its shareholders, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties set forth in Section 3.02, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                  (d) NO CONFLICTS. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, By-Laws or similar organizational documents, as currently in effect, of the Company or any of its Subsidiaries, (ii) except for the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), compliance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the filing of the Articles of Merger with the Secretary of State of the State of Colorado, require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of the Company or any of its Subsidiaries, (iii) violate any statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any injunction, judgment, order, writ or decree to which the Company or any of its Subsidiaries has been specifically identified as subject, or (iv) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any lien, security interest, charge or encumbrance on the assets of the Company or any of its Subsidiaries, under any Material Contract (as defined below), except, in the case of clauses (ii), (iii), and (iv), where such violation, breach, default, termination, cancellation, acceleration, payment, benefit or lien, or the failure to make such filing or obtain such consent or approval, would not, individually or in the aggregate, materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect.

                  (e) SEC REPORTS; FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

                           (i) The Company has made available to Buyer or its
                  counsel, in the form filed with the Securities and Exchange Commission (the "SEC"), all reports, registration statements, and other filings (including amendments to previously filed documents) filed by the Company with the SEC since July 1, 1999 (all such reports, proxy statements, registration statements and filings, other than the Proxy Statement (as defined below), are collectively called the "SEC REPORTS" and individually called an "SEC REPORT"). No SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each SEC Report at the time of its filing complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. Since July 1, 1999, the Company has filed all reports that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC.

                           (ii) The consolidated financial statements contained
                  in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

                           (iii) Except as and to the extent reflected or
                  reserved against on the most recent balance sheet contained in the SEC Reports (the "BALANCE SHEET"), neither the Company nor any of its Subsidiaries or as otherwise disclosed on Schedule 3.01(e) of the Disclosure Schedule have any material obligations or liabilities of any nature that would have been required to be included on a balance sheet prepared in accordance with generally accepted accounting principles as in effect on such date; other than current liabilities incurred in the ordinary course of business.

                           (iv) The Company has also made available to Buyer the
                  unaudited balance sheet, income statement and statement of cash flows of CIVCO (the "CIVCO FINANCIAL STATEMENTS") as of January 31, 2003. The CIVCO Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the financial condition of CIVCO at the date thereof and the results of operations and cash flows of CIVCO for the periods indicated, except that interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

                  (f) PROXY STATEMENT. The Proxy Statement will not, at the time the Proxy Statement is mailed to the shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not, at the time of the meeting of shareholders to which the Proxy Statement relates or at the Effective Time, as then amended or supplemented, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting (except that no representation is made by the Company with respect to statements made in, or incorporated by reference into, the Proxy Statement based on information furnished by Buyer or Buyer Subsidiary for inclusion in the Proxy Statement).

                  (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2002, and except as otherwise disclosed in Schedule 3.01(g) of the Disclosure Schedule, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course and neither the Company nor any of its Subsidiaries has (i) split, combined or reclassified any shares of its capital stock or made any other changes in its equity capital structure; (ii) purchased, redeemed or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock; (iii) declared, set aside or paid any dividend or made any other distribution in respect of shares of its capital stock, except for dividends or distributions by any Subsidiary to the Company or another Subsidiary; (iv) issued any shares of its capital stock or granted any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of shares of Company Common Stock upon the exercise of Options; (v) purchased any business, purchased any stock of any corporation other than the Company, or merged or consolidated with any person; (vi) sold, leased or otherwise disposed of any assets or properties which were material to the Company and its Subsidiaries, taken as a whole, other than dispositions in the ordinary course of business; (vii) incurred, assumed or guaranteed any indebtedness for money borrowed other than intercompany indebtedness;
         (viii) changed or modified in any material respect any existing accounting method, principle or practice, other than as required by generally accepted accounting principles; (ix) made any loans, advances, capital contributions to, investments in, any person other than extensions of credit to customers in the ordinary course of business consistent with past practice; (x) paid, discharged or satisfied any liability or obligation other than the payment, discharge, or satisfaction of indebtedness as it matured and became due and payable or liabilities and obligations in the ordinary course of business consistent with past practice; (xi) made any change in the compensation payable or to become payable to any of the Company's or its Subsidiaries' officers, employees, agents or consultants, other than general increases in wages to employees who are not officers in the ordinary course consistent with past practice; (xii) made any payments, or entered into any transactions, agreements or arrangements with affiliates of the Company or any of its Subsidiaries; (xiii) except for this Agreement, entered into any commitment to do any of the foregoing; or (xiv) suffered any business interruption, damage to or destruction of its properties or other incident, occurrence or event (other than incidents, occurrences or events generally applicable to the industry in which the Company and the Subsidiaries operate or changes in general economic and market conditions) that has had or would reasonably be expected to have (after giving effect to insurance coverage) a Material Adverse Effect.

                  (h) TAX MATTERS.

                           (i) The Company and its Subsidiaries have timely
                  filed (or received appropriate extensions of time to file) all federal, state, local and foreign tax returns (collectively, "TAX RETURNS") required to be filed by them with respect to income, gross receipts, withholding, social security, unemployment, payroll, franchise, property, excise, sales, use and other taxes of whatever kind (collectively, "TAXES"). All such Tax Returns were and will through the Effective Time be prepared in compliance with applicable law and all Taxes due, or claimed to be due by any taxing authority, pursuant thereto (whether or not shown as due on any Tax Return) have been or will be paid. In addition, all Taxes due or claimed to be due by any taxing authority (whether or not shown on any Tax Return), prior to or at the Effective Time for which the Company may be liable in its own right or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, have been, or will be, paid on a timely basis, or an adequate reserve has been, or will be, established therefor. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) No Tax Returns filed by the Company or any of
                  its Subsidiaries are the subject of pending audits as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received, before the date of this Agreement, a notice of deficiency or assessment of additional Taxes which notice or assessment remains unresolved, and to the knowledge of the Company, there is no basis for any such deficiency or assessment. Neither the Company nor any of its Subsidiaries has extended the period for assessment or payment of any Tax, which has not since expired.

                           (iii) The Company and its Subsidiaries have withheld
                  and paid over to the appropriate governmental authorities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, except for any such Taxes that are immaterial in amount and except for self-reported employee tips.

                           (iv) Neither the Company nor any of its Subsidiaries
                  has been a member of an affiliated group (as such term is defined in Section 1504 of the Internal Revenue

                  Code of 1986, as amended (the "CODE")) or any combined, consolidated or similar group under any state, local, or foreign Tax law, filing a consolidated federal income tax return for any tax year since January 1, 1996 other than a group the common parent of which was the Company.

                           (v) Neither the Company nor any of its Subsidiaries
                  has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                           (vi) The Company has disclosed on its respective
                  income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries, (i) is or has ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes, (ii) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, or (iii) made an election or filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Section 341(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Company.

                           (vii) The unpaid Taxes of the Company (i) did not, as
                  of December 31, 2002, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets in the financial statements of the Company (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company or any of its Subsidiaries in filing their respective Tax Returns.

                           (viii) Neither the Company nor any of its
                  Subsidiaries is a party to any Tax allocation or sharing agreement other than between the Company and the Subsidiaries.

                           (ix) The Company has delivered or made available to
                  the Buyer true and complete copies of all requested federal, state, local and foreign income tax returns with respect to the Company and each of its Subsidiaries.

                           (x) There is no contract, agreement, plan or
                  arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

                           (xi) The Company realized an ordinary loss of
                  $9,700,000 on the sale of certain assets to HEI, Inc. that occurred on January 24, 2003. The net operating loss carryforward for federal income tax purposes under Section 172 of the Code that will be available as a carryforward from the period ending June 30, 2003 to future taxable periods will be no less than $6 million.

                  (i) PROPERTY.

                          (i) Schedule 3.01(i) of the Disclosure Schedule lists
                  all real property owned in fee by the Company or any Subsidiary ("OWNED PROPERTY") and all real property leased or subleased to the Company or any Subsidiary ("LEASED PROPERTY," and, together with the Owned Property, the "REAL PROPERTY").

                          (ii) One or more of the Company and its Subsidiaries
                  has good and valid title to all such Owned Property, free and clear of all mortgages, liens, security interests, charges and encumbrances, except (a) liens for taxes, assessments and other governmental charges that are not due and payable or that are being contested in good faith and in respect of which adequate reserves have been established, (b) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlord's or other similar liens securing obligations that are not due and payable or that are being contested in good faith and in respect of adequate reserves have been established, (c) mortgages, liens, security interests, charges and encumbrances evidenced by any lease, contract or agreement that is described in the Disclosure Schedule or in the SEC Reports filed before the date of this Agreement, (d) imperfections of title and liens, charges and encumbrances that do not materially detract from the value or materially interfere with the present use of the properties subject thereto or affected thereby, (e) in the case of any real property described in the Disclosure Schedule subject to a title commitment, imperfections of title and mortgages, liens, security interests, charges and encumbrances that are shown on such title commitment or are otherwise of record, and
                  (f) other mortgages, liens, security interests, charges and encumbrances described in the Disclosure Schedule or in the SEC Reports filed before the date of this Agreement. The Company and its Subsidiaries have sufficient title to, or the right to use, all of their other tangible properties and assets necessary to conduct their respective businesses as currently conducted. Except as disclosed in Schedule 3.01(i) of the Disclosure Schedule, the Company has not received notice of an existing zoning violation or of any pending or threatened condemnation proceeding or of any sale or other disposition in lieu of condemnation, affecting any of the Owned Property.

                          (iii) With respect to Leased Property, Schedule
                  3.01(i) of the Disclosure Schedule identifies the lessor, rental rate, lease term, expiration date and existence of a renewal option. The Company has made available to Buyer prior to the date of the Agreement correct and complete copies of the leases and subleases listed in Schedule 3.01(i) of the Disclosure Schedule, as such leases or subleases have been amended to date. With respect to each lease and sublease listed, except as otherwise indicated in Schedule 3.01(i) of the Disclosure Schedule, (w) the lease or sublease is in full force and effect and will not be voluntarily changed by the Company or any Subsidiary prior to the Effective Time; (x) the Company or a Subsidiary is in possession of the leased premises and all rental and other material obligations of the Company or such Subsidiary are current; (y) neither the Company nor its Subsidiaries have received written notice of acceleration, modification, breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration under such lease or subleased; (z) to the knowledge of the Company, all such facilities leased or subleased have all requisite permits to allow the Company and/or its Subsidiaries to operate its business thereon as presently conducted.

                  (j) MATERIAL CONTRACTS. Except as set forth in Schedule 3.01(j) of the Disclosure Schedule or in the SEC Reports filed before the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

                           (i) employment agreement (other than those that are
                  terminable by the Company or any Subsidiary without cost or penalty upon 60 days' or less notice);

                           (ii) lease, whether as lessor or lessee, with respect
                  to any real property;

                           (iii) contract, whether as licensor or licensee, for
                  the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset (other than non-negotiated licenses of commercially available computer software);

                           (iv) loan or guaranty agreement, indenture or other
                  instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued;

                           (v) mortgage, security agreement, conditional sales
                  contract, capital lease or similar agreement which effectively creates a lien on any assets of the Company or any of its Subsidiaries (other than any conditional sales contract, capital lease or similar agreement which creates a lien only on tangible personal property);

                           (vi) contract restricting the Company or any of its
                  Subsidiaries in any material respect from engaging in business or from competing with any other parties;

                           (vii) plan of reorganization;

                           (viii) partnership or joint venture agreement;

                           (ix) collective bargaining agreement; or

                           (x) any purchase, sale, or supply contract for goods
                  or services with a value of 10% or more of the Company's or any of its Subsidiaries' revenues.

         All of the foregoing are collectively called "MATERIAL CONTRACTS." To the extent Material Contracts are evidenced by documents, true and complete copies thereof have been delivered or made available to Buyer or Buyer's counsel. Each Material Contract is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any of the Material Contracts, except for breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (k) INTELLECTUAL PROPERTY. "INTELLECTUAL PROPERTY" shall mean all intellectual property rights, including all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; copyrights, copyright registrations and applications; mask works and all applications, registrations and renewals in connection therewith; computer software; product plans, technology, process engineering, drawings, schematic drawings, secret processes, proprietary knowledge, including without limitation, trade secrets, know-how, confidential information and formulae.

                          (i) Schedule 3.01(k) of the Disclosure Schedule
                  contains a complete and correct list of all material patents and registered trademarks, trade names, service marks and copyrights, and all applications for any of the foregoing, and all material unregistered copyrights, trademarks, trade names and service marks (collectively, "PROPRIETARY RIGHTS"), held by the Company and its Subsidiaries.

                          (ii) Except as set forth on Schedule 3.01(k) of the
                  Disclosure Schedule, each of the Company and its Subsidiaries is the sole and exclusive owner of, or has the valid right to use, sell and license, free and clear of all liens or other encumbrances, all Intellectual Property necessary or otherwise material to the conduct of its business as conducted as of the Effective Time. Except as set forth on Schedule 3.01(k) of the Disclosure Schedule, one or the other of the Company or its Subsidiaries is currently listed in the records of the appropriate federal, state or local agency as the sole owner of record for each owned application and registration of a Proprietary Right listed on Schedule 3.01(k) of the Disclosure Schedule.

                          (iii) Each item of Proprietary Rights listed on
                  Schedule 3.01(k) of the Disclosure Schedule is valid and subsisting, in full force and effect in all respects, and has not been canceled, expired or abandoned. There is no existing or, to the knowledge of the Company, threatened, opposition, interference, cancellation proceeding (stayed or otherwise) or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the items listed on Schedule 3.01(k) of the Disclosure Schedule or the Intellectual Property used in the business of the Company and its Subsidiaries as conducted as of the date hereof, or in or to which the Company and its Subsidiaries have any right, title or interest.

                          (iv) Schedule 3.01(k) of the Disclosure Schedule sets
                  forth a complete and accurate list of all material agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company or a Subsidiary is the licensee or licensor thereunder (the "LICENSES") and any written settlements or assignments relating to any Intellectual Property, except for those assignments described in Section 3.01(k)(vii) hereof and off-the-shelf applications or software licensed pursuant to a "shrink-wrap" license. The Licenses are valid and binding obligations of the Company party thereto and to the knowledge of the Company, the other parties thereto, enforceable against the Company or Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto, in accordance with their terms, and there are no breaches or defaults under any License by the Company party thereto, or, to the knowledge of the Company, by the other party thereto, nor has any event occurred which with notice or lapse of time would constitute a breach or default by the Company or Subsidiary party thereto, or, to the knowledge of the Company, by the other party thereto, or would permit termination, modification or acceleration, of any Licenses. At the Effective Time, each License will be valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. The Company and its Subsidiaries have not granted any sublicense or similar right with respect to any License.

                          (v) No trade secret or confidential know-how either of
                  which is material to the business of the Company or any of its Subsidiaries as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company and each of its Subsidiaries' proprietary interests in and to such trade secrets and confidential know-how.

                          (vi) The conduct of the business of the Company and
                  each of its Subsidiaries does not interfere with, infringe upon or misappropriate any intellectual property right owned or controlled by any third party, nor, to the knowledge of the Company, will the Company or any of its Subsidiaries interfere with, infringe upon or misappropriate any intellectual property right owned or controlled by any third party as a result of the continued operation of their respective businesses as conducted as of the Effective Time. To the knowledge of the Company, no third party is interfering with, infringing upon or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries and no such claims have been made against a third party by the Company or any of its Subsidiaries. Except as disclosed on Schedule 3.01(k) of the Disclosure Schedule, there are no claims or suits pending or, to the knowledge of the Company, threatened, and the Company and each of its Subsidiaries has not received any written notice of a third party demand, claim or suit (a) alleging that the Company or any of its Subsidiaries' activities or the conduct of their respective businesses infringe or infringed upon or constitutes or constituted the unauthorized use of the proprietary rights of any third party or (b) Intellectual Property rights used in the business of the Company or any of its Subsidiaries as conducted as of the Effective Time, or in or to which the Company or any of its Subsidiaries have any right, title or interest.

                          (vii) It is the Company's policy to have all employees
                  and consultants of the Company who are at any time involved in the design, development or implementation of intellectual property for the Company or any of its Subsidiaries execute and deliver to the Company or any of its Subsidiaries an agreement assigning to the Company or its Subsidiaries their entire right, title and interest in and to any such intellectual property arising from services performed for the Company or its Subsidiaries by such persons. To the knowledge of the Company, all present and former employees and consultants have executed and delivered such agreements to the Company. No present or former officer, director, employee or consultant of the Company or of any of its Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in or to any material Intellectual Property used in the business of the Company or any of its Subsidiaries as conducted as of the Effective Time, or in or to which the Company or any of its Subsidiaries has any right, title or interest.

                   (l) LITIGATION. Except as described in Schedule 3.01(l) of the Disclosure Schedule or in the SEC Reports filed before the date of this Agreement, no claim, demand, order, notice of potential responsibility, government information request, litigation, arbitration or administrative proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order or decree of any court, administrative agency or commission or other governmental authority.

                  (m) PERMITS, LICENSES, AUTHORIZATIONS; COMPLIANCE WITH LAWS. Each of the Company and its Subsidiaries has all licenses, franchises, permits and other governmental authorizations ("PERMITS") necessary to conduct its business, and neither the Company nor any Subsidiary is in violation of or has violated or has any liability pursuant to any Permit, except where the failure to have any such Permits, or the existence or past occurrence of any such violation, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in Schedule 3.01(m) of the Disclosure Schedule, each of the Company and its Subsidiaries is, and has been at all times since January 1, 1998, in material compliance with each statute, law, ordinance, rule or regulation applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets (each, a "LEGAL REQUIREMENT"). Except as disclosed in Schedule 3.01(m) of the Disclosure Schedule, no event has occurred or circumstances exist that (with or without the lapse of time) may constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part the Company or any of its Subsidiaries to comply with, any Legal Requirement. Except as disclosed in Schedule 3.01(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 1998, any written notice regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement. A true and complete list of all Permits is set out on Schedule 3.01(m) of the Disclosure Schedule. Neither Company nor any Subsidiary has received any notice that any Permit will be suspended or revoked or will not be renewed.

                  (n) NO BROKERS OR FINDERS. Except for Tri-Artisan, LLC, the Company has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby. The Surviving Corporation shall be liable for all obligations of the Company under its engagement letter with Tri-Artisan, LLC.

                  (o) RETIREMENT AND BENEFIT PLANS.

                           (i) Each employee pension benefit plan ("PENSION
                  PLAN"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each employee welfare benefit plan ("WELFARE PLAN"), as defined in
                  Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance or other material employee benefit plan, agreement, commitment or arrangement ("BENEFIT PLAN"), which is currently maintained by the Company or any Subsidiary or to which the Company or any Subsidiary currently contributes or is under any current obligation to contribute, or under which the Company or any Subsidiary has any current liability (collectively, the "EMPLOYEE PLANS" and individually, an "EMPLOYEE PLAN") is listed in Section 3.01(o) of the Disclosure Schedule and, to the extent an Employee Plan is evidenced by documents, true and complete copies thereof have been delivered or made available to Buyer. In addition, copies of the following documents have been delivered or made available to Buyer: the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each Pension Plan and Welfare Plan for the most recent plan year, the determination letter issued by the IRS with respect to each Pension Plan, and all Department of Labor and IRS rulings, opinions or technical advice with regards to each Pension Plan and Welfare Plan.

                           (ii) The Company and each Subsidiary has made on a
                  timely basis all contributions or payments required to be made by it under the terms of the Employee Plans, ERISA, the Code or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Employee Plans.

                           (iii) Each Employee Plan (and any related trust or
                  other funding instrument) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Employee Plan have been timely filed.

                           (iv) There is no material litigation, arbitration or
                  administrative proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or, to the knowledge of the Company, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any participant or beneficiary with respect to any Employee Plan. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any plan fiduciary of any Pension or Welfare Plan has engaged in any transaction in violation of Section 406(a) or
                  (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Employee Plan.

                           (v) Neither the Company nor any of Subsidiary nor any
                  ERISA Affiliate (as defined below) currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, any "multi-employer plan" as defined in Section 3(37) of ERISA, any "employee stock ownership plan" as defined in Section 4975(e)(7) of the Code, or any "foreign plan" as defined in Section 404A(e) of the Code.

                           (vi) Neither the Company nor any Subsidiary has any
                  liability with respect to any plan, program or arrangement maintained or contributed to by any ERISA Affiliate that would be an Employee Plan if it were maintained by the Company.

                           (vii) For purposes of this Section 3.01(o), "ERISA
                  Affiliate" means (A) any trade or business with which the Company is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which the Company is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which the Company is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which the Company is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which the Company is aggregated under Section 414(o) of the Code.

                           (viii) Neither the Company nor any of its
                  Subsidiaries nor ERISA Affiliate provides post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees, except as may be required by ERISA Sections 601 through 607 regarding health care continuation coverage.

                           (ix) All Welfare Plans and the related trusts that
                  are subject to Section 4980B(f) of the Code and Sections 601 through 609 of ERISA comply with and have been administered in compliance with the health care continuation-coverage requirements under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA, and all final Treasury regulations under
                  Section 4980B of the Code explaining those requirements, and all other applicable laws regarding continuation and/or conversion coverage. All Welfare Plans and the related trusts comply with and have been administered in material compliance with the requirements of the (i) Heath Insurance Portability and Accountability Act of 1996, to the extent applicable, (ii) Mental Health Parity Act of 1996, to the extent applicable,
                  (iii) Newborns' and Mothers' Health Protection Act, to the extent applicable, and (iv) Women's Health and Cancer Rights Act, to the extent applicable.

         (p) ENVIRONMENTAL MATTERS.

                           (i) For purposes of this Section 3.01(p),

                                    (A) "ENVIRONMENTAL LAW" means the
                           Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
                           Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law, or ordinance dealing with the protection of human health, natural resources or the environment; and

                                    (B) "Hazardous Substance" means any
                           pollutant, "toxic mold", contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law.

                          (ii) Except as described in Schedule 3.01(p) of the
                  Disclosure Schedule or in the SEC Reports filed before the date of this Agreement, (A) no Hazardous Substances have been spilled, discharged, leaked, emitted, injected, disposed of, dumped or released by the Company or any of the Subsidiaries or any other person on, beneath, above or into the environment surrounding any of the real property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries; (B) there are no other facts, circumstances or conditions existing, initiated or occurring prior to the Effective Time; and (C) neither the Company nor any Subsidiary has arranged, by contract, agreement or otherwise, for the transportation, treatment or disposal of Hazardous Substances, in each case A through C, as could result in any material unpaid liability of the Company or any of the Subsidiaries under any applicable Environmental Law.

                          (iii) The Company has furnished to Buyer copies of all
                  environmental assessments, reports, audits and other documents in its possession or under its control that relate to the environmental condition of real property currently or formerly owned, operated, or leased by the Company or any of its Subsidiaries, or the Company or any Subsidiary's compliance with Environmental Laws. To the Company's knowledge, any such information the Company or the Subsidiaries has furnished to Buyer is accurate and complete.

                          (iv) None of the real property currently owned,
                  operated or leased by the Company or any of its Subsidiaries contains any underground improvements used currently or in the past for the management of Hazardous Substances, and no portion of such property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands. With respect to any real property formerly owned, operated, or leased by the Company or its Subsidiaries, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill, and the Company is not aware of any such use at any time prior to its ownership, operation, or tenancy of such real property. Neither PCBs, nor "toxic mold," nor asbestos-containing materials are present on or in the real property currently owned, operated or leased by the Company or its Subsidiaries.

                  (q) INSURANCE. Schedule 3.01(q) of the Disclosure Schedule contains a list of all insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement, together with a brief description of the coverages afforded thereby. All of such insurance policies are in full force and effect as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in default of any payment owing thereunder.

                  (r) BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company and each of its Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of
         Section 13(b)(2) of the Exchange Act (regardless of whether or not the Company or its Subsidiaries are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company and each of its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company and each of its Subsidiaries, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Effective Time, all of those books and records will be delivered to Buyer.

                  (s) PRODUCT WARRANTY AND LIABILITY. Each of the Company's and its Subsidiaries' standard practice is to sell each product sold by it in conformity with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer, if any. Except as set forth in Schedule 3.01(s) of the Disclosure Schedule, no product sold by either the Company or any of its Subsidiaries is subject to any other guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 3.01(s) of the Disclosure Schedule sets forth a list of all product liability claims raised or asserted against the Company or any of its Subsidiaries since January 1, 1998. Except as set forth in the Disclosure Schedule, no third party has advised the Company or any of its Subsidiaries that it has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by the Company or any of its Subsidiaries prior to the Effective Time.

                  (t) RELATIONSHIP WITH SUPPLIERS AND CUSTOMERS. Schedule 3.01(t) of the Disclosure Schedule lists the ten (10) largest (in terms of dollar volume) customers and suppliers of CIVCO (each a "SIGNIFICANT CUSTOMER" or "SIGNIFICANT SUPPLIER", as the case may be) during each of the two (2) immediately preceding fiscal years of CIVCO and describes for the period beginning December 31, 2000 through the date of this Agreement all pricing concessions or pricing changes requested by any Significant Customers and all pricing concessions or pricing changes made by CIVCO for any of their Significant Customers. CIVCO currently has good relationships with each of its Significant Suppliers and Significant Customers. Except as set forth in Schedule 3.01(t) of the Disclosure Schedule, CIVCO is not currently in dispute under any contract or agreement for the delivery of goods or services with any Significant Supplier or Significant Customer, and, since December 31, 2002, no Significant Supplier to or Significant Customer has notified the Company or CIVCO that it will stop doing business, or reduce its business, with the Company or CIVCO, the cessation or reduction of which business would have a Material Adverse Effect. To the knowledge of the Company, there are no facts or circumstances related to any Significant Customer's business (other than general economic events affecting the medical device manufacturing industry generally that do not affect CIVCO disproportionately relative to other similarly situated participants in the medical equipment manufacturing industry) that would cause a material reduction or cessation of any such Significant Customer's business with CIVCO.

                  (u) OPINION OF TRI-ARTISAN, LLC. The Company has received the opinion of Tri-Artisan, LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid by Buyer pursuant to the Merger is fair from a financial point of view to the shareholders of the Company, a signed copy of which opinion has been delivered to the Company. The Company hereby represents and warrants that it has been authorized by Tri-Artisan, LLC to permit the inclusion of such Tri-Artisan, LLC opinion and references thereto in the Proxy Statement. Other than the fee payable to Tri-Artisan, LLC in connection with the Tri-Artisan, LLC opinion, the Closing of the Merger and the reimbursement and indemnification obligations of the Company to Tri-Artisan, LLC related to the Tri-Artisan, LLC opinion, neither the Company nor the Company's affiliates or associates has any continuing obligation to Tri-Artisan, LLC with respect to the transactions contemplated hereby.

                  (v) HEI, INC. TRANSACTION. There are no claims pending, and no event has occurred or circumstances exist that (with or without the lapse of time) may constitute or result in a material violation by the Company that could give rise to a claim, under that certain Purchase Agreement dated January 24, 2003 by and between HEI, Inc. and the Company.

         3.02 REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUBSIDIARY. Buyer and Buyer Subsidiary jointly and severally represent and warrant to the Company as follows:

                  (a) ORGANIZATION, STANDING, EQUITY OWNERSHIP. Each of Buyer and Buyer Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Buyer owns all of the issued and outstanding capital stock of Buyer Subsidiary. The copies of the Articles or Certificate of Incorporation and By-Laws of Buyer and Buyer Subsidiary provided to the Company are complete and correct as of the date of this Agreement. Buyer Subsidiary was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

                  (b) AUTHORIZATION AND EXECUTION. Each of Buyer and Buyer Subsidiary has the corporate power and corporate authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Buyer and Buyer Subsidiary have been duly authorized by the respective Boards of Directors of Buyer and Buyer Subsidiary and by Buyer as the sole shareholder of Buyer Subsidiary, and no further corporate action of Buyer or Buyer Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Buyer Subsidiary and, assuming the accuracy of the representations and warranties set forth in Section 3.01(c), constitutes the legal, valid and binding obligation of each of Buyer and Buyer Subsidiary, enforceable against Buyer and Buyer Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                  (c) NO CONFLICTS. Neither the execution and delivery of this Agreement by Buyer and Buyer Subsidiary, nor the consummation by Buyer and Buyer Subsidiary of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation or By-Laws, as currently in effect, of Buyer or Buyer Subsidiary, (ii) except for the requirements under the HSR Act, compliance with the Exchange Act, and the filing of the Articles of Merger with the Secretary of State of the State of Colorado, require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of Buyer or Buyer Subsidiary, (iii) violate any statute, law, ordinance, rule or regulation applicable to Buyer or Buyer Subsidiary or any injunction, judgment, order, writ or decree to which Buyer or Buyer Subsidiary has been specifically identified as subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default under, or require the consent of any third party under, any instrument, contract or agreement to which Buyer or Buyer Subsidiary is a party or by which Buyer or Buyer Subsidiary is bound, except, in the case of clauses
         (ii), (iii) and (iv), where such violation, breach or default, or the failure to make such filing or obtain such consent or approval, would not, individually or in the aggregate, materially impair the ability of Buyer or Buyer Subsidiary to consummate the transactions contemplated by this Agreement.

                  (d) PROXY STATEMENT. None of the information furnished or to be furnished by Buyer or Buyer Subsidiary for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or will, at the time of the meeting of shareholders to which the Proxy Statement relates or at the Effective Time, as then amended or supplemented, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting.

                  (e) LITIGATION. No litigation, arbitration or administrative proceeding is pending or, to the knowledge of Buyer or Buyer Subsidiary, threatened against Buyer or Buyer Subsidiary as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement.

                  (f) NO BROKERS OR FINDERS. Neither Buyer nor Buyer Subsidiary has engaged any investment banker, broker or finder in connection with the transactions contemplated hereby except with respect to any of the foregoing for which Buyer has sole responsibility for payment of fees and expenses.

                  (g) AVAILABILITY OF FUNDS. Buyer or its affiliates have available to them cash sufficient to enable it to consummate the transactions contemplated by this Agreement.

                  (h) NO PRESENT INTENTION TO SELL. Neither Buyer nor Buyer Subsidiary has any contract, undertaking, agreement or arrangement to sell or otherwise transfer to any person any shares of capital stock of the Surviving Corporation or any Subsidiary, merge or consolidate the Surviving Corporation or any Subsidiary with or into any person, or sell or otherwise transfer to any person a significant portion of the assets of the Surviving Corporation and the Subsidiaries, taken as a whole, other than sales or other transfers in the ordinary course of business, and neither Buyer nor Buyer Subsidiary has any present plans or intention to enter into any such contract, undertaking, agreement or arrangement.

                                   ARTICLE IV
               CONDUCT AND TRANSACTIONS BEFORE THE EFFECTIVE TIME

         4.01 OPERATION OF BUSINESS OF THE COMPANY UNTIL EFFECTIVE TIME.

                  (a) From the date hereof to the Effective Time or the termination of this Agreement in accordance with its terms, the Company will, and will cause each Subsidiary to, exercise reasonable commercial efforts to preserve intact in all material respects its business organization, keep available for itself and the Surviving Corporation the services of its present officers and key employees, and preserve its present relationships with other persons having significant business dealings with the Company or any Subsidiary, except as otherwise consented to in writing by Buyer.

                 (b) From the date hereof to the Effective Time or the termination of this Agreement in accordance with its terms, the Company will, and will cause each Subsidiary to, conduct its business and operations in the ordinary and usual course, except as otherwise required by this Agreement or consented to in writing by Buyer, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, neither the Company nor CIVCO shall transfer any of its assets or liabilities to, or otherwise incur or assume any liability to or obligation of, the other, except in keeping with the Company and CIVCO's past practices.

                  (c) Except as otherwise required by this Agreement or consented to in writing by Buyer, which consent shall not be unreasonably withheld, the Company will not, from the date hereof until the Effective Time, (i) split, combine or reclassify any shares of its capital stock or make any other changes in its equity capital structure; (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock;
         (iii) declare, set aside or pay any dividend or make any other distribution in respect of shares of its capital stock; or (iv) enter into any commitment to do any of the foregoing.

                  (d) Except as otherwise required by this Agreement or consented to in writing by Buyer, the Company will not, and will not permit any Subsidiary to, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms,

                           (i) amend its Articles or Certificate of
                  Incorporation, By-Laws or similar organizational documents;

                          (ii) issue any shares of its capital stock or any
                  options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of shares of Company Common Stock upon the exercise of any Options or of any rights under the Rights Agreement that might arise as a result of any event other than the transaction contemplated by this Agreement, or designate any class or series of capital stock from its authorized but undesignated Preferred Stock;

                          (iii) purchase any capital assets or make any capital
                  expenditures (except as set forth in the Company's capital expenditures budget previously delivered to Buyer), purchase any business, purchase any stock of any corporation, or merge or consolidate with any person;

                          (iv) sell, lease or otherwise dispose of any assets or
                  properties that are material to the Company and its Subsidiaries, taken as a whole, except that the Company may dispose of assets of the Company (other than the assets or shares of CIVCO), including, but not limited to, shares of capital stock of HEI, Inc. owned by the Company and the promissory note dated January 24, 2003 issued to the Company by HEI, Inc. and the Company's real property and other assets in Boulder County, Colorado;

                          (v) incur, assume or guarantee any indebtedness for
                  money borrowed other than intercompany indebtedness or indebtedness in the ordinary course of business and consistent with past practice;

                          (vi) enter into any new employee benefit plan, program
                  or arrangement, or any new employment or severance agreement, modify in any respect materially adverse to the Company or any Subsidiary any existing employee benefit plan, program or arrangement (except as required by law), or any existing employment or severance agreement, or, except as required under existing agreements grant any increases in employee compensation or benefits;

                           (vii) enter into any collective bargaining agreement,
                  except as required by law;

                           (viii) change or modify in any material respect any
                  existing accounting method, principle or practice, other than as required by generally accepted accounting principles;

                           (ix) other than in the ordinary course of business,
                  enter into any new Material Contract, including real estate leases and land purchase agreements), or modify in any respect materially adverse to the Company or any Subsidiary any existing Material Contract;

                           (x) manage CIVCO's working capital in any manner
                  materially inconsistent with the Company's and CIVCO's past practice during the twelve months prior to the date hereof;

                           (xi) permit any accounts payable owed to trade
                  creditors to remain outstanding more than 60 days;

                           (xii) accelerate, beyond the Company's or such
                  Subsidiary's normal collection cycle, collection of accounts receivable;

                           (xiii) materially increase or decrease CIVCO's
                  inventory beyond its historical levels consistent with past practice; or

                           (xiv) enter into any commitment to do any of the
                  foregoing.

         4.02 SHAREHOLDERS' MEETING; PROXY MATERIAL.

                  (a) The Company shall cause a special meeting of its shareholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of this Agreement and the related Plan of Merger. The Board of Directors of the Company shall recommend approval of this Agreement and the related Plan of Merger by the shareholders of the Company, unless the Board of Directors of the Company, in the good-faith exercise of its fiduciary duties, shall determine that such recommendation should not be made.

                  (b) The Company (i) as promptly as reasonably practicable following the execution of this Agreement, shall prepare and file with the SEC a proxy statement, together with a form of proxy, with respect to such shareholders meeting (such proxy statement, together with any amendments thereof or supplements thereto, being called the "PROXY STATEMENT"), (ii) shall use reasonable efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, if such clearance is required, and (iii) as soon as reasonably practicable thereafter, shall cause copies of such Proxy Statement and form of proxy to be mailed to its shareholders in accordance with the provisions of the Colorado Act (unless a bona fide Third-Party Acquisition Offer that would, if consummated, represent a Third-Party Transaction is received by the Company or its shareholders, which the Board of Directors of the Company determines, in the good-faith exercise of its fiduciary duties, to accept, approve or recommend). Before the filing of the Proxy Statement and form of proxy with the SEC, the Company shall provide reasonable opportunity for Buyer to review and comment upon the contents of the Proxy Statement and form of proxy. The Proxy Statement and form of proxy shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. After the delivery to the Company's shareholders of copies of the Proxy Statement and form of proxy, the Company shall use reasonable efforts to solicit proxies in connection with such shareholders meeting in favor of approval of this Agreement and the related Plan of Merger, unless the Board of Directors of the Company shall determine, in the good-faith exercise of its fiduciary duties, that such solicitation should not be made.

         4.03 NO SHOPPING. From the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company will not, and will use reasonable efforts not to permit any officer, director, financial adviser or other agent or representative of the Company, directly or indirectly, to (a) take any action to seek, initiate or solicit any offer from any person or group to acquire any shares of capital stock of the Company or any Subsidiary, to merge or consolidate with the Company or any Subsidiary, or to otherwise acquire, except to the extent not prohibited by Section 4.01(d)(iv), any significant portion of the assets of the Company and its Subsidiaries, taken as whole (a "THIRD-PARTY ACQUISITION OFFER"), or (b) except to the extent the Board of Directors of the Company shall otherwise determine in the good-faith exercise of its fiduciary duties, in order to obtain a Third-Party Transaction, engage in negotiations concerning a Third-Party Acquisition Offer with any person or group, or disclose financial information relating to the Company or any Subsidiary or any confidential or proprietary trade or business information relating to the business of the Company or any Subsidiary, or afford access to the properties, books or records of the Company or any Subsidiary, to any person or group that the Company has reason to believe may be considering a Third-Party Acquisition Offer.

         4.04 ACCESS TO INFORMATION. From the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company will give Buyer and its counsel, financial advisers, auditors and other authorized representatives and its financing sources reasonable access to the offices, properties, books and records of the Company and each Subsidiary at all reasonable times and upon reasonable notice, and will instruct the employees, counsel, financial advisers and auditors of the Company and each Subsidiary to cooperate with Buyer and each such representative and financing source in all reasonable respects in its investigation of the business of the Company and its Subsidiaries. Buyer and each such representative and financing source will conduct such investigation in a manner as not to unreasonably interfere with the operations of the Company and its Subsidiaries and will take all necessary precautions (including obtaining the written agreement of its respective employees or representatives involved in such investigation) to protect the confidentiality of any information of the Company and its Subsidiaries disclosed to such persons during such investigation.

         4.05 AMENDMENT OF THE COMPANY'S EMPLOYEE PLANS. The Company will, effective at or immediately before the Effective Time, cause any Employee Plans that it may have to be amended, to the extent, if any, reasonably requested by Buyer, for the purpose of permitting such Employee Plan to continue to operate in conformity with ERISA and the Code following the Merger.

         4.06 HSR ACT. If necessary, each of the Company, Buyer and Buyer Subsidiary will file all Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will exercise reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable.

         4.07 CERTAIN RESIGNATIONS. The Company will use its reasonable efforts to assist Buyer in procuring the resignations, effective as of the Effective Time, of all of the members of the Boards of Directors of the Company and its Subsidiaries.

         4.08 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement between the Company and Buyer dated October 2, 2002 shall remain in full force and effect until the Effective Time. Until the Effective Time, or the termination of this Agreement in accordance with its terms, the Company and Buyer shall comply with the terms of the Confidentiality Agreement.

         4.09 OPTIONS. The Company will take such actions as are necessary to cause each Option outstanding at the Effective Time (whether or not such Option is then exercisable) to be canceled at the Effective Time in consideration for a cash payment by the Company equal to the Option Settlement Amount for such Option, subject to all applicable tax withholding. The Company shall comply with all applicable requirements regarding income tax withholding in connection with the foregoing.

         4.10 RIGHTS AGREEMENT. Before the execution and delivery of this Agreement, the Board of Directors of the Company has adopted resolutions providing that (a) neither Buyer nor Buyer Subsidiary will become an "Acquiring Person" (as defined in the Rights Agreement) as a result of the execution of this Agreement or the consummation of the Merger, (b) no "Shares Acquisition Date," "Distribution Date," "Section 11(a)(ii) Event," or "Section 13 Event" (as such terms are defined in the Rights Agreement) will occur as a result of the consummation of the Merger, and (c) all outstanding Rights issued under the Rights Agreement will expire immediately before the Effective Time. Anything in this Agreement to the contrary notwithstanding, the Company shall have the right at any time after the date of this Agreement and before the Effective Time to amend, or take any other action with respect to, the Rights Agreement as deemed necessary by the Company; provided, however, that any such further action or amendment shall not contravene the resolutions referred to in this Section 4.10.

         4.11 INSURANCE. From the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries will keep in force, and timely pay premium payments due in respect of, all insurance policies currently in effect insuring the Company, the Subsidiaries and their respective businesses, properties and assets. In addition, the Company covenants to cooperate with Buyer to obtain and pay for the insurance described on the attached Schedule 1, in substantially the terms indicated thereon and otherwise reasonably satisfactory to Buyer. The Company shall also use all reasonable efforts to assist Buyer in obtaining insurance in such coverage amounts and on such terms as Buyer reasonably determines to insure against losses resulting from the failure of any representation or warranty made by the Company in this Agreement to be true and correct in all material respects (the "INSURANCE POLICY").

         4.12 OTHER ACTIONS. Neither the Company, on the one hand, nor Buyer, on the other hand, shall, or shall permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article V not being satisfied. The Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which the Company or any of its Subsidiaries is a party, with respect to any acquisition of the capital stock or assets of the Company or its Subsidiaries, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement.

         4.13 REASONABLE BEST EFFORTS; NOTIFICATION. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. The Company and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         4.14 SEC REPORTS; FINANCIAL STATEMENTS.

                  (a) From the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, the Company shall deliver to Buyer, within two business days of their filing with the SEC, any new SEC Reports filed by the Company. The Company agrees that with each such delivery either the President or Chief Financial Officer of the Company shall execute a certification representing and warranting that the SEC Report so delivered (and, if applicable, any consolidated financial statements contained in such SEC Report) complies with the representations and warranties given in Sections 3.01(e)(i) and (ii) of this Agreement as if such representations and warranties had been given at the time such SEC Report was filed, and further agrees that, for all purposes of this Agreement, the representation and warranty contained in such certification shall be deemed to constitute a representation and warranty set forth in Article III hereof.

                  (b) From the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, the Company agrees to deliver to Buyer CIVCO Financial Statements as of the end of each calendar month within 12 business days after the end of each such calendar month. The Company agrees that with each such delivery either the President or Chief Financial Officer of the Company and either the President or Vice President of Finance of CIVCO Medical Instruments, Co., Inc. shall execute a certification representing and warranting that such CIVCO Financial Statements comply with the representations and warranties given in Section 3.01(e)(iv) of this Agreement as if such representations and warranties had been given as of the date of such CIVCO Financial Statements, and further agrees that, for all purposes of this Agreement, the representation and warranty contained in such certification shall be deemed to constitute a representation and warranty set forth in Article III hereof.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

         5.01 CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYER SUBSIDIARY. The obligations of Buyer and Buyer Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Sections 5.01(b) and (e)) may be waived by Buyer and Buyer Subsidiary:

                  (a) The representations and warranties of the Company contained in Section 3.01 of this Agreement shall be true and correct in all material respects as of the date of this Agreement, except to the extent any inaccuracy in any such representation or warranty, individually or in the aggregate, does not materially impair the ability of the

         Company to consummate the transactions contemplated hereby and has not had and is not reasonably likely to have a Material Adverse Effect (provided that, solely for purposes of this Section 5.01(a), any representation or warranty in Section 3.01 that is qualified by Material Adverse Effect language shall be read as if such language were not present); the Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time; and Buyer and Buyer Subsidiary shall have received a certificate signed by an executive officer of the Company to the effects set forth in this Section 5.01(a).

                  (b) This Agreement and the related Plan of Merger shall have been approved at the meeting of the shareholders of the Company referred to in Section 4.02 by the vote required by the Colorado Act and the Company's Articles of Incorporation.

                  (c) Neither the Company nor any Subsidiary shall have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties or other incident, occurrence or event (other than incidents, occurrences or events generally applicable to the industry in the Company and the Subsidiaries operate or changes in general economic or market conditions) that has had or would reasonably be expected to have (after giving effect to any insurance coverage) a Material Adverse Effect; provided, however, that none of the items set forth in the Disclosure Schedule shall be deemed to have had a Material Adverse Effect for purposes of this Section 5.01(c).

                  (d) There shall not be pending in any litigation or administrative proceeding brought by any governmental or other regulatory or administrative agency or commission requesting or looking toward an injunction, writ, order, judgment or decree that, in the reasonable judgment of Buyer, is reasonably likely, if issued, to restrain or prohibit the consummation of any of the transactions contemplated hereby or require rescission of this Agreement or any such transactions or result in material damages to Buyer, Buyer Subsidiary or the Surviving Corporation or their respective officers or directors if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

                  (e) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

                  (f) No Rights shall have become exercisable under the Rights Agreement.

                  (g) The Company shall have obtained all consents required under its Material Contracts that are necessary in order to consummate the Merger.

                  (h) There shall not have occurred since the date of this Agreement a material adverse change in the business, operations, condition (financial or otherwise), properties, assets or liabilities of the Company or CIVCO (regardless of whether or not such events or changes are consistent with the representations and warranties given herein by the Company), except changes contemplated by this Agreement, changes disclosed by the Company in its SEC Reports between December 31, 2002 and the date of this Agreement, and changes in the ordinary course of business which are not (either individually or in the aggregate) materially adverse.

                  (i) The Company shall have delivered to the Buyer a certificate to the effect that the Company is not a U.S. real property interest within the meaning of Section 897 of the Code, such certificate to be in a form consistent with that required under Treasury Regulation 1.897-2(h).

                  (j) The Company shall have obtained the insurance described in
         Section 4.11 of this Agreement.

         5.02 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Section 5.02(b) and (e)) may be waived by the Company:

                  (a) The representations and warranties of Buyer and Buyer Subsidiary contained in Section 3.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time; each of Buyer and Buyer Subsidiary shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time; and the Company shall have received a certificate signed by an executive officer of each of Buyer and Buyer Subsidiary to the effects set forth in this Section 5.02(a).

                  (b) This Agreement and the related Plan of Merger shall have been approved at the meeting of the shareholders of the Company referred to in Section 4.02 by the vote required by the Colorado Act and the Company's Articles of Incorporation.

                  (c) The opinion of Tri-Artisan, LLC, delivered to the Board of Directors of the Company on the date hereof, that the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company, shall not have been thereafter withdrawn or modified in a manner unsatisfactory to the Board of Directors of the Company.

                  (d) There shall not be pending any litigation or administrative proceeding brought by any governmental or other regulatory or administrative agency or commission requesting or looking toward an injunction, writ, order judgment or decree that, in the reasonable judgment of the Company, is reasonably likely, if issued, to restrain or prohibit the consummation of any of the transactions contemplated hereby or require rescission of this Agreement or any such transactions or result in material damages to the officers, directors and shareholders of the Company if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

                  (e) All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or otherwise been terminated.

                                   ARTICLE VI
                CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

         6.01 EMPLOYEE MATTERS.

                  (a) For a period of at least two years after the Effective Time, Buyer shall, or shall cause the Surviving Corporation, a Subsidiary or any other affiliate of Buyer to maintain welfare and pension benefit plans, programs and arrangements (other than the Company's Stock Purchase Plan, Stock Option Plan and any other plans related to the company's stock, all of which shall be terminated at or prior to the Effective Time) that are, in the aggregate, for the employees as a whole who were active full-time employees of CIVCO immediately before the Effective Time and continue to be active full-time employees of Buyer, the Surviving Corporation, any Subsidiary or any other affiliate of Buyer, no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately before the Effective Time (provided that nothing herein shall obligate Buyer, the Surviving Corporation, any Subsidiary or any other affiliate of Buyer to provide such employees with any stock-based compensation).

                  (b) From and after the Effective Time, for purposes of determining eligibility, vesting and entitlement to vacation and severance benefits for employees actively employed full-time by the Company or any Subsidiary immediately before the Effective Time under any compensation, severance, welfare, pension, benefit or savings plan of Buyer or any of its affiliates in which active full-time employees of the Company and its Subsidiaries become eligible to participate (whether under Section 6.01(a) above or otherwise), service with the Company or any of its Subsidiaries (whether before or after the Effective Time) shall be credited as if such service had been rendered to Buyer or such affiliate.

                  (c) If the Surviving Corporation or any of the Subsidiaries, or any of their respective successors or assigns, transfers all or substantially all of its properties and assets to any person or persons (other than Buyer or an affiliate of Buyer), then, and in each such case, proper provision shall be made so that the transferee assumes (and if more than one, the transferees assume, jointly and severally) the obligations set forth in this Section 6.01.

         6.02 INDEMNIFICATION OF COMPANY DIRECTORS, OFFICERS AND EMPLOYEES. All rights to indemnification, expense advancement and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries as provided in the Articles or Certificate of Incorporation, By-Laws or similar organizational documents of the Company or any of its Subsidiaries or by law as in effect on the date hereof shall survive the Merger for a period of at least six years after the Effective Time (or, in the event any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 6.02. Buyer hereby guarantees, effective at the Effective Time, all obligations of the Surviving Corporation and the Subsidiaries in respect of such indemnification and expense advancement. The Company and Buyer agree that the indemnification and other obligations referred to in this Section 6.02 shall first be fulfilled pursuant to claims made against the insurance referred to in
Section 6.03 below, subject to any deductible required to be paid by Buyer, the Surviving Corporation or CIVCO thereunder.

         6.03 DIRECTORS AND OFFICERS LIABILITY INSURANCE. For a period of at least six years after the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect either (i) the current policy of directors' and officers' liability insurance maintained by the Company (provided that Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder, in which case Buyer or the Surviving Corporation shall promptly deliver a copy of such policy to each individual that was covered by the directors' and officers' liability insurance maintained by the Company immediately prior to the Effective
Time) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), or (ii) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), in which case Buyer or the Surviving Corporation shall promptly deliver a copy of such run-off policy to each individual who was covered by the directors' and officers' liability insurance maintained by the Company immediately prior to the Effective Time; and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company or any of its Subsidiaries. If the Surviving Corporation transfers all or substantially all of its properties and assets to any person or persons (other than Buyer or an affiliate of Buyer), then proper provision shall be made so that the transferee assumes (and if more than one, the transferees assume, jointly and severally) the obligations set forth in this Section 6.03.

                                   ARTICLE VII
                           TERMINATION AND ABANDONMENT

         7.01 GENERALLY. This Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

                  (a) by mutual consent of the Boards of Directors of Buyer and the Company;

                  (b) by Buyer or the Company if the transactions contemplated hereby shall not have been consummated on or before June 30, 2003 (which date may be extended by mutual agreement of Buyer and the Company), provided that such failure is not due to the failure of the party seeking to terminate this Agreement (or, in the event Buyer is seeking to terminate this Agreement, of Buyer Subsidiary) to comply in all material respects with its obligations under this Agreement;

                  (c) by Buyer, if (i) there occurs a failure of any of the conditions set forth in Section 5.01 other than for reasons within the control of Buyer or Buyer Subsidiary and such condition shall not have been waived under Section 8.03, or (ii) the shareholders of the Company shall fail to approve this Agreement by the vote required by the Colorado Act and the Company's Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof;

                  (d) by the Company, if (i) there occurs a failure of any of the conditions set forth in Section 5.02 other than for reasons within the control of the Company or its Subsidiaries and such condition shall not have been waived under Section 8.03, or (ii) the shareholders of the Company shall fail to approve this Agreement by the vote required by the Colorado Act and the Company's Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof; or

                  (e) by the Company, if a bona fide Third-Party Acquisition Offer that would, if consummated, represent a Third-Party Transaction is received by the Company or its shareholders, which the Board of Directors of the Company determines, in the good-faith exercise of its fiduciary duties, to accept, approve or recommend.

         7.02 PROCEDURE AND EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement by the Company or Buyer under Section 7.01, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, except as otherwise provided in Section 8.04 or to the extent that the termination is a direct result of a willful and material breach or violation by such party of a representation, warranty, or covenant contained in this Agreement.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

         8.01 TERMINATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties set forth in this Agreement (including those set forth in the Disclosure Schedule) or in any certificate furnished under this Agreement shall not survive the Effective Time.

         8.02 AMENDMENT AND MODIFICATION. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time before the Effective Time with respect to any of the terms contained herein, except that after the meeting of the shareholders contemplated by Section 4.02, the amount of the Merger Consideration shall not be decreased and the form of the Merger Consideration shall not be altered without the approval of the shareholders.

         8.03 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Buyer or Buyer Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 5.01(b) and (e) and 5.02(b) and

(e) of this Agreement) may be waived in writing by the Company or by Buyer and Buyer Subsidiary, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

         8.04 EXPENSES AND TERMINATION FEE.

                  (a) Except as otherwise provided in Section 8.04(b), (c) and
         (d), all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. Any such expenses incurred by the Company and not paid before the Effective Time shall be liabilities of the Surviving Corporation.

                  (b) If this Agreement is terminated under Section 7.01 and if Buyer is entitled to a Termination Fee (as defined below) under paragraph (c) or (d) of this Section 8.04, then the Company shall, at the same time as the Termination Fee is required to be paid under paragraph (c) or (d) of this Section 8.04, pay Buyer an amount equal to all reasonable, documented out-of-pocket expenses incurred by or on behalf of Buyer or Buyer Subsidiary in connection with the negotiation, preparation, financing, execution or consummation of this Agreement and the transactions contemplated hereby, including reasonable legal, accounting, travel, filing, printing, financing commitment and other out-of-pocket expenses; provided, however, that the aggregate expenses payable by the Company to Buyer under this Section 8.04(b) shall not exceed $100,000.

                  (c) The Company shall, within five business days after consummation of a Third-Party Transaction referenced in (iii) below, pay Buyer a fee of $2,000,000 (a "TERMINATION FEE"), in addition to the expenses set forth in Section 8.04(b), if each of the following occurs:

                           (i) this Agreement is terminated (A) by Buyer under
                  Section 7.01(b) or (c)(i) and the condition giving rise to Buyer's right of termination resulted from a breach by the Company of any of its representations, warranties or covenants contained in this Agreement, (B) by Buyer under Section 7.01(c)(ii), or (C) by the Company under Section 7.01(d)(ii); and

                           (ii) before such breach (in the case of termination
                  under Section 7.01(b) or (c)(i)) or the first meeting of the shareholders of the Company called for purposes of approving this Agreement (in the case of termination under Section 7.01(c)(ii) or (d)(ii)) (A) any person or group shall have informed the Company that such person or group proposes, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's shareholders, propose, a Third-Party Transaction (as defined below), or (B) any such person or group or the Company publicly announces (including any filing with any federal or state office or agency) that such person or group has proposed, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's shareholders, propose, a transaction which, if consummated, would constitute a Third-Party Transaction; and

                           (iii) within six months after such termination a
                  Third-Party Transaction with such person or group is consummated.

                  (d) If this Agreement is terminated by the Company under
         Section 7.01(e), the Company shall, within five business days after termination, pay Buyer a Termination Fee of $2,000,000, in addition to the expenses set forth in Section 8.04(b).

                  (e) As used herein, "THIRD-PARTY TRANSACTION" means the occurrence of any of the following events:

                           (i) the acquisition of the Company by merger,
                  consolidation, statutory share exchange or other business combination transaction by any person other than Buyer, Buyer Subsidiary or any affiliate thereof (a "THIRD PARTY"), in which transaction the holders of shares of Company Common Stock immediately before the transaction receive a per-share consideration in excess of the Merger Consideration;

                           (ii) the acquisition by any Third Party of 50% or
                  more (in book value or market value) of the total assets of the Company and its Subsidiaries, taken as a whole, for consideration that indicates a total value for the Company and its Subsidiaries in excess of the sum of (A) product of the number of shares of Company Common Stock outstanding on the date of this Agreement multiplied by the Merger Consideration, plus (B) the aggregate of the Option Settlement Amounts for all Options outstanding on the date of this Agreement; or

                           (iii) the acquisition by a Third Party of 50% or more
                  of the outstanding shares of Company Common Stock, whether by tender offer, exchange offer or otherwise, for a per-share consideration in excess of the Merger Consideration.

                  (f) In no event shall more than one Termination Fee be payable under this Section 8.04. The right to receive a Termination Fee shall be the sole and exclusive remedy of Buyer and Buyer Subsidiary against the Company and any of its Subsidiaries and their respective directors, officers, employees, attorneys, agents, advisors or other representatives with respect to the occurrences giving rise to such payment.

         8.05 INDEMNIFICATION. After the Effective Time, the Company's liability to Buyer, Buyer Subsidiary, and their respective directors, officers, employees, agents or advisors, or any of their respective successors or assigns (individually, a "BUYER INDEMNITEE" and collectively the "BUYER INDEMNITEES"), for any and all demands, claims, debts, actions, assessments, judgments, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, taxes, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other expert, and other expenses of litigation) incurred or suffered by them resulting from, relating to, arising out of or constituting any breach of representation or warranty made by the Company in this Agreement shall be limited to the amount(s) determined by the issuer of the Insurance Policy to be payable to such Buyer Indemnitees under the Insurance Policy following a claim by such Buyer Indemnitees in accordance with the Insurance Policy.

         8.06 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other parties; provided, however, that each of the Company and Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will advise the other parties to this Agreement before making the disclosure).

         8.07 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, to ensure that the conditions set forth in Article V are satisfied and to consummate and make effective the transactions contemplated by this Agreement (provided that nothing herein stated shall require the Company to take or cause to be taken any action, or do or cause to be done any things, which the Board of Directors of the Company, respectively, in the good-faith exercise of its fiduciary duties, determines should not be taken or done). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

         8.08 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)     If to Buyer or Buyer Subsidiary, to it at:

                          1515 Arapahoe Street
                          Tower One, Suite 1500
                          Denver, CO 80202
                          Phone: (303) 390-5001
                          Fax: (303) 390-5015
                          Attention: Bruce Rogers and David Kessenich with a copy to:

                          George A. Hagerty
                          Hogan & Hartson LLP
                          One Tabor Center
                          1200 Seventeenth Street, Suite 1500
                          Denver, CO 80202
                          Phone: (303) 899-7300
                          Fax: (303) 899-7333

                 (b)      If to the Company, to it at:

                          345 S. Francis St., Unit F, P.O. Box 819
                          Longmont, CO 80502-0819
                          Phone: 303-530-2660
                          Fax: (303) 581-1010
                          Attention: Stephen K. Onody

                          with a copy to each of:

                          Peter J. Jensen, General Counsel
                          345 S. Francis St., Unit F, P.O. Box 819
                          Longmont, CO 80502-0819
                          Phone: 303-530-2660
                          Fax: (303) 581-1010

                          and

                          Christopher M. Hazlitt, Esq.
                          Faegre & Benson LLP
                          1900 Fifteenth Street
                          Boulder, CO 80302
                          Phone: (303) 546-1353
                          Fax: (303) 449-5426

         8.09 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Except for the provisions of Article I and Sections 6.01, 6.02 and 6.03, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

         8.10 INTERPRETATION. As used in this Agreement, (i) "including" means "including without limitation"; (ii) "person" includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization and a government or any department or agency thereof; (iii) "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; (iv) "business day" means any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States or the State of Colorado; (v) all dollar amounts are expressed in United States funds; and (vi) the phrase "to the knowledge of Company" or any similar phrase shall mean the actual knowledge of one or more of the executive officers of the Company and its Subsidiaries.

         8.11 GOVERNING LAW. The Agreement shall be governed by the laws of the State of Colorado without giving effect to conflict-of-laws principles.

         8.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

         8.13 HEADINGS; INTERNAL REFERENCES. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

         8.14 ENTIRE AGREEMENT. This Agreement, including the Disclosure Schedule and the exhibits hereto, and the Confidentiality Agreement described in
Section 4.08, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants or undertakings of the parties, other than those expressly set forth or referred to in this Agreement or such Confidentiality Agreement.

         8.15 SEVERABILITY. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

         8.16 DISCLOSURE SCHEDULE. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. A disclosure made by the Company in any Section of this Agreement or in the Disclosure Schedule that is sufficient to reasonably inform Buyer and Buyer Subsidiary on information required to be disclosed in another Section of this Agreement or a Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to such other Section of this Agreement or the Disclosure Schedule.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                             COLORADO MEDTECH, INC.



                                             By: /s/ Stephen K. Onody
                                                 --------------------------
                                             Name: Stephen K. Onody
                                                   ------------------------
                                             Title: President
                                                    -----------------------


                                             CIVCO HOLDING, INC.



                                             By: /s/ Bruce L. Rogers
                                                 --------------------------
                                             Name: Bruce L. Rogers
                                                   ------------------------
                                             Title: President
                                                    -----------------------


                                             CMT MERGERCO, INC.


                                             By: /s/ Bruce L. Rogers
                                                 --------------------------
                                             Name: Bruce L. Rogers
                                                   ------------------------
                                             Title: President
                                                    -----------------------



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